Exhibit 10.1
Execution Version
     EXECUTIVE EMPLOYMENT AGREEMENT This Executive Employment Agreement (this “Agreement”), dated as of April 24, 2006 (the “Effective Date”), is entered into by and between Akorn, Inc., a Louisiana corporation with principal executive offices located at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089 (the “Company”), and Arthur S. Przybyl, an individual resident of the State of Illinois (the “Executive”), with respect to the following facts:
     A. The Company is engaged in the development, manufacturing and marketing of branded and multi-source pharmaceutical products.
     B. The Executive was previously employed by the Company as its President. He was named the Interim Chief Executive Officer under the terms of an offer letter dated January 22, 2003 (the “Offer Letter”). The Board of Directors of the Company (the “Board”) formally appointed the Executive to serve as the Company’s Chief Executive Officer as of May 20, 2003, without amendment or termination of the Offer Letter and without entry into a formal agreement. The Executive has served as President and Chief Executive Officer since such date.
     C. The Company considers the continued availability of the Executive’s services, managerial skills and business experience to be in the best interests of the Company and its shareholders and accordingly desires to enter into this Agreement with the Executive.
     D. The Executive desires to continue his employment with the Company on the terms and conditions contained in this Agreement.
     E. The Board, through its Compensation Committee (the “Compensation Committee”), has authorized the Company to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Termination of Offer Letter. The Offer Letter is deemed terminated and of no further force and effect as of the Effective Date.
     2. Employment and Acceptance. The Company hereby employs the Executive to serve as President and Chief Executive Officer of the Company upon the terms and conditions set forth in this Agreement. The Executive hereby accepts such employment upon such terms and conditions.
     3. Obligations of Executive.
          3.1 Duties. As President and Chief Executive Officer, the Executive shall have general and active responsibility for the management of the business of the Company, shall be the chief executive officer of the Company, shall supervise the daily operations of the business of the Company, and shall have responsibility to implement all orders, policies and resolutions of the Board and all committees thereof. The Executive shall also have such other duties as the Compensation Committee may determine and instruct from time to time consistent with the Executive’s position and authority.

          3.2 Commercially Reasonable Best Efforts; Legal Compliance. The Executive will expend his commercially reasonable best efforts on behalf of the Company; will abide by all lawful policies and decisions made by the Company, the Board and any committee thereof; and will use such efforts to comply with any and all applicable federal, state, local and foreign laws, regulations and ordinances and any final cease and desist orders.
          3.3 Full-Time. The Executive shall devote his full business time and effort to the business of the Company. The Executive will not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with the Company or that interferes with the performance of his duties under this Agreement. The Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures and fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not in the view of the Board interfere, in any substantive respect, with the Executive’s responsibilities hereunder or conflict in any material way with the business of the Company or its Code of Ethics. If the Compensation Committee believes that such a conflict exists, the Compensation Committee may ask the Executive to choose whether to discontinue such other work or resign his employment with the Company. Activities taken on with the consent of the Compensation Committee shall not constitute a violation of this Section 3.3.
          3.4 Work Location. Although the Executive may be required to travel on behalf of the Company from time to time, his principal place of work shall be located in the Company’s corporate offices in Buffalo Grove, Illinois or in a new corporate office located within 30 miles of such location as may be determined by the Compensation Committee.
     4. Term of Employment.
          4.1 Initial Term. The employment relationship pursuant to this Agreement shall commence on the Effective Date and shall continue until the third anniversary thereof (the “Initial Term”), unless sooner terminated in accordance with Section 8 below.
          4.2 Subsequent Terms. On completion of the Initial Term, this Agreement will automatically renew for subsequent one-year terms (each, a “Subsequent Term”) unless either the Company or the Executive provides 120 days prior written notice of non-renewal with respect to any Subsequent Term. In the event of non-renewal, this Agreement will expire at the end of the Initial Term or the Subsequent Term, as applicable. The Initial Term and any one or more Subsequent Terms are referred to in this Agreement, collectively, as the “Term”.
     5. Compensation. In consideration of the services to be rendered by the Executive pursuant to this Agreement, the Company agrees to compensate the Executive as follows:
          5.1 Base Salary.
               5.1.1 The Company shall pay to the Executive an annual base salary (the “Base Salary”). The Base Salary will be payable in accordance with the normal payroll practices of Company, less all applicable withholdings and deductions pursuant to applicable laws and regulations and the policies and procedures of the Company.
               5.1.2 The Base Salary for 2006, effective retroactive to January 1, 2006, will be $400,000. The Base Salary for 2007 shall increase to $440,000, effective as of January 1, 2007, if the Company achieves positive net income for fiscal 2006.

               5.1.3 The Base Salary for subsequent years may be increased by the Board in its sole discretion, after consideration of the recommendations of the Compensation Committee, on an annual basis. The Executive acknowledges that no increase in Base Salary is either required or guaranteed by this Agreement.
          5.2 Annual Bonus.
               5.2.1 During the Term of this Agreement the Executive shall be eligible for bonuses, as determined by the Board in its sole discretion after consideration of the recommendations of the Compensation Committee, as follows:
               (a) The Board shall, acting in good faith in compliance with their fiduciary duty, approve annual performance goals, the achievement of which will result in bonus compensation of up to 75% of the Base Salary amount.
               (b) The Board shall, acting in good faith in compliance with their fiduciary duty, approve additional annual performance goals, the achievement of which, provided that the 75% bonus set forth in clause (a) above has previously been achieved in full, will result in additional bonus compensation of up to 25% of the Base Salary amount.
               (c) The Board may, in its sole discretion, approve additional bonuses after consideration of the recommendations of the Compensation Committee. In determining whether to award such additional bonuses and in determining the amount thereof, the Board will focus on overall Company performance and individual contributions by the Executive to the achievement of established Company goals as well as on comparable marketplace compensation comparisons.
               5.2.2 If the Board determines to award a bonus in any given year, a portion or all of such bonus may be made in the form of an Equity Award (as defined in Section 5.3) rather than in cash. The type of equity instrument embodied in any such Equity Award, and the proportion of equity to cash contained in such bonus (if any), awarded by the Executive shall conform to the bonuses awarded to other executive officers (as identified in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission) of the Company in the applicable year. If no bonuses are awarded to any executive officers other than the Executive in a given year, then the determination to include an Equity Award in the bonus granted to the Executive for such year shall be made in the sole discretion of the Board after consideration of the recommendations of the Compensation Committee. The Executive acknowledges that although a bonus may be awarded in any given year, except as otherwise set forth in Section 5.2.1, bonuses are neither required nor guaranteed by this Agreement.
               5.2.3 All bonus calculations shall be made by the Chief Financial Officer of the Company, subject to review and approval by the Board after consideration of the recommendations of the Compensation Committee. The calculation and payment of bonuses shall be made within 30 days after receipt of the audited financial statements of the Company. All bonuses will be payable in cash and/or in the form of an Equity Award as determined by the Board pursuant to Section 5.2.2.

          5.3 Equity-Based Incentive Awards. As partial consideration for this Agreement, the Executive has or will receive the following equity award grants on the dates specified and on the additional terms and conditions set forth on Schedule 1 (collectively, the “Initial Equity Grant”): (i) 250,000 shares of restricted stock on April 20, 2006, (ii) 500,000 common stock options on April 20, 2006 and (iii) 400,000 common stock options on January 1, 2007. In addition to the Initial Equity Grant, during the Term the Executive may, in the sole discretion of the Board after consideration of the recommendations of the Compensation Committee, receive one or more additional equity award grants (“Equity Awards”) from time to time. Any such Equity Awards will be determined by the Board in its sole discretion, after consideration of the recommendations of the Compensation Committee, and will take into account the following factors, among others: (a) the Company’s needs in retaining the services of the Executive, (b) the amount and nature of Equity Awards granted to other executives and employees, and (c) the specific role and contribution of the Executive. In determining whether to make an Equity Award and in determining the amount of any Equity Award, the Board (and the Compensation Committee in making its recommendations to the Board) will focus on overall Company performance and individual contributions to the achievement of established Company goals as well as on comparable marketplace compensation comparisons. The Executive acknowledges that although additional Equity Awards may be granted, such Equity Awards are neither required nor guaranteed by this Agreement. The Initial Equity Grant will be granted in accordance with, and governed by the terms and conditions of, the Company’s Amended and Restated 2003 Stock Option Plan (the “Stock Option Plan”). Any additional Equity Awards will be granted in accordance with, and governed by the terms and conditions of, the Stock Option Plan and any replacement or superseding plan, as applicable.
     6. Benefits. In further consideration of the services to be rendered by the Executive pursuant to this Agreement, the Company agrees to compensate and provide benefits to the Executive as follows; provided, however, that the Compensation Committee may, in its sole discretion, modify any such benefits on a prospective basis, at any time, effective upon 60 days prior written notice to the Executive, so long as such modification is applicable to all executives of the Company who are entitled to receive the benefits being modified.
          6.1 Health, Insurance and Retirement. The Executive will receive all health, insurance and retirement benefits generally available to executives of the Company including, without limitation, medical, dental, prescription drug, 401(k) retirement savings program, life insurance and paid time off. As of the date of this Agreement, the benefits provided to the Executive are as set forth on Schedule 2. All such benefits are subject to the terms and conditions of applicable benefit plan documents. The Executive agrees to submit to any application process, including medical testing, requested by the Company or any benefit provider in connection with any benefit provided to the Executive hereunder. Subject to Section 8.2.1(d), the Company may, in its sole discretion at any time, change the nature and terms of the benefits described in this Section 6.1, including without limitation those set forth on Schedule 2, provided that such changes are applicable to all executives of the Company.
          6.2 Vacation and Paid Time Off. The Executive will receive four weeks of paid vacation and an additional five days of Paid Time Off (PTO) per year, to be taken at the Executive’s discretion. Vacation must be taken in the calendar year in which it accrues. Any unused vacation time will expire on December 31 of the calendar year in which it accrued. Unused PTO may roll over for one year. Any unused PTO will expire on December 31 of the subsequent calendar year. No payment shall be made to the Executive in consideration of any unused or expired vacation or PTO.
          6.3 Stock Purchase Program. The Executive will be eligible to purchase shares of the Company’s common stock through participation in the Company’s Employee Stock Purchase Plan.

          6.4 Stock and Option Grants. The Executive will be designated as a participant in the Stock Option Plan and, as such, will be eligible to receive grants, under and pursuant to the Stock Option Plan, of stock options, restricted or unrestricted stock awards, restricted stock units, stock appreciation rights, performance unit awards, performance share awards and other stock-based awards, including without limitation Equity Awards pursuant to Section 5.4 hereof. In accordance with and subject to the provisions of the Stock Option Plan, the Administrator (as designated thereunder) will have the authority, in its discretion, to determine whether to grant any such awards to the Executive and, if granted, to determine the terms of such awards including, without limitation, the exercise price, the number of shares subject to each award, the exercise period for the award, and the form of consideration payable upon exercise.
          6.5 Vehicle Allowance. The Executive will receive a vehicle allowance of $10,000 per year to be used at the Executive’s discretion.
     7. Business Expenses. The Company will pay or reimburse the Executive for all reasonable and necessary business expenses, including, without limitation, expenses related to travel and entertainment, incurred in the performance of the Executive’s duties under this Agreement. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies and procedures.
     8. Termination of Employment.
          8.1 Termination for Good Cause.
               8.1.1 Termination for “Good Cause” means termination for any one or more of the following reasons:
               (a) Acts or omissions by the Executive constituting gross misconduct, dishonesty or moral turpitude with respect to the Executive’s obligations under this Agreement or otherwise relating to or affecting the business of the Company;
               (b) The Executive’s conviction, guilty plea or entry of a no contest plea for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude;
               (c) The Executive’s inability to perform all of the essential functions and duties of his position, provided, however, that the Company has complied with applicable law in connection with such inability;
               (d) The Executive’s death; or
               (e) The Executive’s intentional violation of any material rule, regulation or policy of the Company or any applicable federal, state, local or foreign law, regulation or ordinance material to the business of the Company, or any final cease and desist order.
               8.1.2 The Company may terminate the Executive’s employment for Good Cause effective upon written notice to the Executive setting forth which clause or clauses of Section 8.1.1 comprise the basis for termination.

               8.1.3 In the event of termination for Good Cause, the Executive will receive (a) his Base Salary pro rated through the date of termination, (b) any benefits and expense reimbursements to which he is entitled pursuant to Sections 6 and 7, respectively, through such date, less all applicable withholdings and deductions pursuant to applicable laws and regulations and the policies and procedures of the Company (collectively, the “Standard Entitlements”), and (c) accelerated vesting of any unvested portion of the Initial Equity Award. All other Company payment obligations to the Executive pursuant to this Agreement will automatically terminate and be completely extinguished as of the date of termination except as set forth in Section 18.
          8.2 Termination for Good Reason.
               8.2.1 Termination for “Good Reason” means termination upon the occurrence of any one or more of the following events absent the Executive’s prior written consent to such event, provided that (x) the Executive gives the Company written notice describing such event and stating the Executive’s intent to terminate, and (y) the Company fails to cure such event within 15 days after receipt of such notice:
               (a) A material reduction in the Executive’s responsibilities, authority, or title including without limitation the involuntary removal of the Executive from the Board or the Board’s failure to nominate the Executive for re-election thereto; provided, however, that an involuntary removal from the Board or a failure to nominate the Executive for re-election to the Board in conjunction with the existence of Good Cause for termination shall not constitute termination for Good Reason;
               (b) A change in the Executive’s work location to a new location that is more than 30 miles from the current corporate office;
               (c) A reduction in the Executive’s Base Salary; or
               (d) A material reduction in the quality or quantity Executive’s benefits set forth in Section 6.1.
               8.2.2 The Executive may terminate his employment for Good Reason at any time upon 60 days prior written notice setting forth which clause or clauses of Section 8.2.1 comprise the basis for termination.
               8.2.3 In the event of termination for Good Reason, the Executive will receive the Standard Entitlements through the date of termination. In addition, the Executive will receive a severance payment comprised of the following (collectively, the “Severance Payment”): (x) a cash amount equal to 18 months of Base Salary, payable in the sole discretion of the Board after consideration of the recommendations of the Compensation Committee, either (a) in a lump sum, or (b) over time in accordance with Company’s regular payroll cycle, (y) a cash bonus equal to (i) 1.5 times the last annual bonus received by the Executive (if termination occurs in 2006), or (ii) 1.5 times the average of the last two annual bonuses received by the Executive (if termination occurs in 2007 or thereafter), and (z) accelerated vesting of all unvested Equity Awards granted on or after the Effective Date that would otherwise vest during the 18-month period following termination; provided, however, that as consideration for the Severance Payment and as a precondition to receipt thereof the Executive must do all of the following: (1) comply with all surviving provisions of this Agreement; (2) execute a full general release, releasing all claims, known or unknown, that the Executive may have against the Company arising out of or any way related to the Executive’s employment or termination of employment with the

Company; and (3) agree to act as a consultant on a reasonable basis for the Company during regular business hours and with full reimbursement for all reasonable and necessary expenses for up to a maximum of 30 days, at his then-current Base Salary, if requested to do so by the Board in its sole discretion after consideration of the recommendations of the Compensation Committee prior to or upon the termination date (clauses (1)-(3), collectively, the “Severance Consideration”). All other Company payment obligations to the Executive pursuant to this Agreement will automatically terminate and be completely extinguished as of the date of termination, except as set forth in Section 18.
          8.3 Termination Without Cause.
               8.3.1 Termination “Without Cause” means termination for any reason (other than for Good Cause or Good Reason) or for no reason.
               8.3.2 The Company may terminate the Executive’s employment Without Cause at any time upon 60 days prior written notice.
               8.3.3 In the event of termination Without Cause, the Executive will receive the Standard Entitlements through the date of termination. In addition, conditioned upon the Company’s receipt of the Severance Consideration, the Executive will receive the Severance Payment. All other Company payment obligations to the Executive pursuant to this Agreement will automatically terminate and be completely extinguished as of the date of termination, except as set forth in Section 18.
          8.4 Voluntary Resignation. The Executive may voluntarily resign his position with the Company, at any time and for any reason or no reason, upon 60 days prior written notice to the Company. In the event of voluntary resignation, the Executive will be entitled to receive the Standard Entitlements through the date of the resignation and will not be entitled to receive the Severance Payment or any other payments. The Compensation Committee reserves the right, exercisable in its sole discretion, to pay the Executive his Base Salary for such 60 day period, on a pro rated basis and less all applicable withholdings and deductions pursuant to applicable laws and regulations and the policies and procedures of the Company, in lieu of the Executive remaining employed during such period. All other Company payment obligations to the Executive pursuant to this Agreement will automatically terminate and be completely extinguished as of the date of termination, except as set forth in Section 18.
          8.5 Termination upon Nonrenewal of Agreement. In the event either the Company or the Executive decides not to renew this Agreement at the end of the Initial Term or any Subsequent Term in accordance with Section 4, this Agreement will expire, the Executive’s employment with the Company will terminate, and the Executive will receive the Standard Entitlements through the date of termination. In addition, conditioned upon the Company’s receipt of the Severance Consideration, the Executive will receive the Severance Payment. All other Company payment obligations to the Executive pursuant to this Agreement will automatically terminate and be completely extinguished as of the date of termination, except as set forth in Section 18.
          8.6 Termination upon Change in Control.
     8.6.1 Definitions.
               (a) A “Change in Control” of the Company means, for purposes of this Agreement, the occurrence of any of the following events: (i) a merger or consolidation of the Company with any other entity such that, after the transaction, more than 50% of the outstanding “Voting Securities” (defined as any securities that entitle the holder thereof to vote for the election of directors) of the surviving entity are beneficially owned by “Persons” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who did not beneficially own Voting Securities of the Company prior to the transaction, (ii) an acquisition, directly or indirectly, of more than 50% of the outstanding shares of any class of Voting Securities of the Company by any Person, (iii) a sale of all or substantially all of the assets of the Company or the liquidation of the Company, or (iv) the replacement of a majority of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election.
               (b) A “Change in Control Termination” means a termination of the Executive’s employment for Good Reason or Without Cause that occurs upon or within 24 months after a Change in Control.
               8.6.2 Change in Control Severance. In the event of a Change in Control Termination, the Executive shall receive the following payments and benefits (collectively, the “Change in Control Severance”):
               (a) Continuation, until the 30-month anniversary of the Change in Control Termination, of all medical, dental and prescription drug benefits to which the Executive is entitled pursuant to Section 6.1 as of the Change in Control Termination. Should the Company introduce any changes to its medical, dental and/or prescription drug benefit plans during such period, the Executive’s coverage under such plans shall be affected in the same manner as all other plan participants. All other benefits to which the Executive is entitled pursuant to Section 6.1 shall cease, effective upon the Change in Control Termination.
               (b) A cash amount equal to 2.5 times Base Salary, payable in the sole discretion of the Compensation Committee either (i) in a lump sum, or (ii) over time in accordance with Company’s regular payroll cycle;
               (c) A cash bonus equal to (i) 2.5 times the most recent annual bonus received by the Executive (if termination occurs in 2006), or (ii) 2.5 times the average of the two most recent annual bonuses received by the Executive (if termination occurs in 2007 or thereafter);
               (d) Accelerated vesting of all unvested Equity Awards granted on or after the Effective Date that would otherwise vest on any date following termination; and
               (e) Reimbursement for up to $20,000 for outplacement and job placement assistance chosen by the Executive.
               8.6.3 Gross-Up for Taxes. In the event of a Change in Control Termination, and in addition to the Change in Control Severance, the Company shall pay the Executive an amount of cash equal to amount of combined federal and state income tax payable by the Executive with respect to the Change in Control Severance (the “Gross-Up Payment”). The Gross-Up Payment shall be capped at $2.5 million in the event of a Change in Control Termination on or before December 31, 2007, and shall not be capped in the event of a Change in Control Termination thereafter.

          8.7 Severance Payment Deferral. In the event that (a) Section 409A of the Code applies to a Severance Payment made pursuant to Sections 8.1.3, 8.2.3 or 8.3.3, and (b) the Executive is a “specified employee” (as defined in Section 409A), and (c) Section 409A requires a delay in payment of the Severance Payment, and (d) the Executive has signed an Election Notice substantially in the form of Exhibit A prior to signing this Agreement, then the Company shall pay the Severance Payment on the first business day following the six-month anniversary of the termination date. If the Compensation Committee has elected to pay the Severance Payment in installments, then payment of the first installment shall be so delayed; provided, however, that the first payment shall equal six months of installments (together with accrued interest) that would otherwise have become payable if the Executive was not a specified employee. Interest, at a rate equal to the then-current One-Year Treasury Bill Rate (calculated as of the date any Severance Payment becomes due and payable), shall accrue and be paid on the principal amount of the Severance Payment during the initial six-month deferral period and any additional deferral period caused by use of the installment payment method. Accrued interest shall be paid current with payment of the Severance Payment or each installment thereof, as applicable.
     9. Confidential Information.
          9.1 Access to Confidential Information. During the course of the Executive’s employment, the Executive has had and will continue to have access to certain Confidential Information of the Company.
          9.2 Definition of Confidential Information. The term “Confidential Information” means all information and material that is proprietary to the Company and that has been or is disclosed to or obtained by the Executive, whether by or from the Company or otherwise, and whether prior to, on or after the Effective Date, which relates to the Company’s past, present or future active business development activities and is not known or freely available to the general public. Confidential Information includes, without limitation, all of the following pertaining to the Company, whether written or oral, and whether in hard copy, electronic or other format: (a) designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, prototypes, samples, product formulations, “know-how,” patents, trademarks, intellectual property, and new product or new technology information; (b) development or marketing techniques and materials; (c) business, development and marketing timetables, strategies and plans; (d) the names of, and other information related to, customers, contacts, suppliers, competitors and personnel; (e) pricing policies, financial statements and other financial information; (f) information of a similar nature to that described in clauses (a)-(e) above, whether or not reduced to writing or other tangible form; and (g) any other trade secrets or nonpublic business or information. The Executive agrees and acknowledges that such Confidential Information has been acquired by the Company over a considerable period of time, through great effort and expense. The Executive agrees and acknowledges that such Confidential Information and its continued confidentiality are critical to the Company’s business operations, and that the disclosure or loss of such Confidential Information would cause the Company significant and irreparable harm. Confidential Information includes not only information belonging to the Company which existed before the date of this Agreement, but also information developed during the term of the Executive’s employment with the Company. However, Confidential Information does not include any information which: (i) is or becomes generally available to the public by acts other than those of the Executive outside of the scope of his employment after receiving it; (ii) is released pursuant to a court order or as otherwise required by law, provided that the Executive immediately notifies the Company of such court order or legal requirement, and gives the Company a reasonable opportunity and cooperates with the Company to contest, limit or condition the scope of such required disclosure; or (iii) is shown by acceptable evidence to have been developed by the Executive independently and outside the scope of his employment with the Company.

          9.3 Non-Disclosure of Confidential Information. The Executive will not, either during the term of the Executive’s employment with the Company or at any time thereafter, publish or disclose, or cause or allow with his consent or knowledge to be published or disclosed, any Confidential Information to any person or entity other than an employee of the Company with reason to know such Confidential Information, unless such disclosure (i) is necessary for the performance of the Executive’s obligations under this Agreement, (ii) is consented to by the Board in advance of such disclosure in writing, which consent may be withheld in the Board’s sole discretion; or (iii) is required by applicable law or order, provided, however, that prior to any disclosure pursuant to clause (iii) the Executive will provide prompt written notice to the Company of the intended disclosure and will assist the Company (upon the request and at the sole expense of the Company) in obtaining a protective order or other reliable assurance from the proposed recipient that the Confidential Information intended to be disclosed to such recipient will be afforded confidential treatment and be used only for the limited purposes required by such applicable law or order.
     10. Non-Competition.
          10.1 During the term of the Executive’s employment with the Company, the Executive will not Compete with the Company nor will the Executive refer any client or potential client of the Company to any competitor of the Company without the Board’s prior written consent, which may be withheld in the Board’s sole discretion. Upon the termination of the Executive’s employment with the Company for any reason, including without limitation upon non-renewal of this Agreement pursuant to Section 4.2, and indefinitely thereafter, the Executive will not, Compete with the Company using any Confidential Information. In addition, for a period of 18 months after termination of the Executive’s employment with the Company for any reason, the Executive will not Compete with the Company in any other manner within 100 miles of any geographic location in which the Company is Conducting Business as of the date of such termination.
          10.2 The term “Compete” means to compete directly or indirectly in any way, including, without limitation, by serving as an employee, officer, director, consultant, shareholder, volunteer, lender or agent of any business enterprise of the same nature as, or which is in direct or indirect competition with, any business endeavor in which (a) the Company is engaged as of the Effective Date, or (b) the Company, as of the Effective Date or at any time thereafter during the term of this Agreement, is engaged in, developing or actively planning to become involved in. The term “Conducting Business” in a given location means that the Company has an office, vendor, wholesaler, distributor, customer, licensee or licensor in such location or that the Company is party to an exclusive license agreement that includes such location within its territory.
          10.3 The Executive agrees and acknowledges that compliance with the provisions set forth in this Section 10 will not, and is not expected to, substantially interfere with his livelihood or ability to earn a living in his chosen profession.
     11. Nonsolicitation.
          11.1 Nonsolicitation of Employees and Independent Contractors. During the term of the Executive’s employment with the Company and for a period of 24 months thereafter, the Executive will not directly or indirectly, separately or in association with others, solicit or encourage or cause others to solicit or encourage any of the Company’s employees or independent contractors to discontinue their employment or services with the Company. This restriction shall not apply to any general public solicitation or advertisement for employment carried out by any employer or business affiliate of the Executive during the 24-month period following termination of employment.

     11.2 Nonsolicitation of Customers. The Executive acknowledges that proprietary information about the Company’s customers is confidential and constitutes Confidential Information of the Company. During the term of the Executive’s employment with the Company and for a period of 24 months thereafter, the Executive will not, either directly or indirectly, separately or in association with others, whether for the benefit of the Executive or for any other person or entity, solicit, or attempt to solicit, for purposes of competing with the Company, any of the customers of the Company whom the Executive solicited, on whom the Executive called, or with whom the Executive transacted business or had any contact with, direct or indirect, or became aware of or acquainted with, during the Executive’s association with the Company.
     12. Injunctive Relief. The Executive acknowledges that his breach of the covenants contained in Sections 9, 10 and 11 (collectively, the “Covenants”) would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall be entitled to seek (in addition to any other relief the Company may elect to seek) temporary, preliminary and permanent injunctive relief in accordance with Section 16.3 without the necessity of proving actual damages or posting any bond or other security.
     13. Accounting and Indemnification. In the event the Executive breaches any of the Covenants, the Company shall have the right and remedy to require the Executive to account for and pay over to the Company all profits, monies or other benefits derived or received by the Executive as a result of any such breach of the Covenants. Both parties agree that the provisions of this Section 13 may not adequately compensate the Company for injury in the event of the Executive’s breach of any of the Covenants. Accordingly, the parties agree the provisions of this Section 13 may not in any way limit or interfere with the Company’s right to seek injunctive relief pursuant to Section 12.
     14. Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, or upon the written request of the Board at any time, the Executive agrees to promptly deliver to the Company all records, files, computer disks, memoranda, documents, lists and other information regarding or containing any Confidential Information of the Company, including, without limitation, all copies, reproductions, summaries or excerpts thereof, then in the Executive’s possession or control, whether prepared by the Executive or others and whether in written, electronic or other form. The Executive also agrees to promptly return, upon termination of employment or upon the written request of the Board at any time, any and all Company property issued to the Executive, including, without limitation, computers, fax machines, printers, cellular phones, PDAs, keys and credit cards. The Executive further agrees that, should he discover any Company property or Confidential Information or other property of the Company in his possession after the termination of his employment, he shall return such property promptly to the Company without retaining copies or excerpts of any kind.
     15. No Violation of Rights of Third Parties. The Executive warrants that his performance of this Agreement will not breach any agreement to keep in confidence any proprietary information, knowledge or data acquired by the Executive prior to his employment with the Company. The Executive agrees not to disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or any other party. The Executive warrants that he is not a party to any other agreement that will interfere with his full compliance with this Agreement and agrees not to enter into any agreement, whether written or oral, in conflict with any of the provisions of this Agreement or any of his duties hereunder.

     16. Agreement to Arbitrate. The Executive and the Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment of the Executive by the Company, or the termination of the Executive’s employment, in accordance with the following provisions:
          16.1 Claims Covered by the Agreement. The Executive and the Company mutually consent to the resolution by final and binding arbitration of all claims or controversies (collectively, “Claims”) that the Company may have against the Executive or that the Executive may have against the Company or any Company Party relating to, resulting from, or in any way arising out of this Agreement, the Executive’s employment relationship with the Company and/or the termination of the Executive’s employment, to the extent permitted by law. Claims covered by this Agreement include, without limitation, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for unfair competition; claims for misappropriation of trade secrets or other Confidential Information; breach of fiduciary duty, usurpation of corporate opportunity or similar claims; claims for discrimination and harassment (including, without limitation, based on race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by applicable federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one, in which case such other procedure shall control); and claims for violation of any applicable public policy, federal, state or other governmental law, statute, regulation or ordinance.
          16.2 Arbitration Procedures. The party demanding arbitration shall file a demand for arbitration with the American Arbitration Association (“AAA”) in Cook County, Illinois. Except as provided herein, all rules governing the arbitration shall be the then-applicable rules set forth by the AAA. If the dispute is employment related, the dispute shall be governed by the AAA’s then-current version of the national rules for the resolution of employment disputes. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Illinois or federal law, or both, as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, without limitation, any assertion that all or any part of this Agreement is void or voidable.
          16.3 Application For Emergency Injunctive or Other Equitable Relief. Claims by the Company for emergency injunctive and/or other equitable relief relating to unfair competition or the use or unauthorized disclosure of trade secrets or other confidential or proprietary information of the Company shall be subject to the then-current version of the AAA’s Optional Rules for Emergency Measures of Protection set forth within the AAA’s Commercial Dispute Resolution Procedures. The AAA shall appoint a single emergency arbitrator to handle any such Claims. The emergency arbitrator selected by the AAA shall be either a retired judge or an individual experienced in handling matters involving claims for emergency injunctive and/or other equitable relief relating to unfair competition and the use or unauthorized disclosure of trade secrets and other confidential and proprietary information.
          16.4 Arbitration Decision. The arbitrator’s decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

          16.5 Place of Arbitration. The arbitration will be held at a mutually convenient location within 50 miles of the Company’s principal place of business at the time of the arbitration. If the parties cannot agree upon a location, then the arbitration will be held at the AAA office nearest to such principal place of business at the time of the arbitration.
          16.6 Representation, Fees and Costs. Each party may be represented by one or more attorneys and/or other representatives selected by such party. Except as otherwise provided for by statute, each party shall be responsible for its own attorneys’ or representatives’ fees, and the fees and costs of the arbitrator shall be paid by the non-prevailing party. Notwithstanding the foregoing, the arbitrator may award reasonable attorneys’ fees to the prevailing party, unless otherwise provided by law.
          16.7 Waiver of Jury Trial. By agreeing to arbitration pursuant to this Section 16, each of the Executive and the Company knowingly and voluntarily waive any constitutional, statutory or other right to have any dispute between them decided in a court of law or by a jury.
     17. Indemnification. The Executive and the Company are parties to an Indemnification Agreement, dated as of May 15, 2003, a copy of which is attached hereto as Exhibit B (the “Indemnification Agreement”). The parties agree that the Indemnification Agreement shall survive and remain in full force and effect from and after the Effective Date in accordance with its terms.
     18. Survival. Section 9 (Confidential Information), Section 10 (Non-Competition), Section 11 (Nonsolicitation), Section 12 (Injunctive Relief), Section 13 (Accounting and Indemnification), Section 14 (Return of Company Property), Section 16 (Agreement to Arbitrate), Section 17 (Indemnification), Section 18 (Survival) and Section 19 (General Provisions) shall survive the termination of the Executive’s employment with the Company and of this Agreement.
     19. General Provisions.
          19.1 Successors and Assigns. This Agreement is personal to the Executive, and accordingly the Executive may not assign any of his rights or obligations hereunder. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.
          19.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor shall such failure prevent that party thereafter from enforcing each and every other provision of this Agreement.
          19.3 Severability; Modification. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          19.4 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Both parties have participated in the negotiation of the terms of this Agreement. The Executive acknowledges that he has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
          19.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois. Each party consents to the jurisdiction and venue of the state or federal courts located in the State of Illinois in any action, suit, or proceeding arising out of or relating to this Agreement, subject to Section 16 hereof.
          19.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Executive at the last address recorded in his personnel file with the Company, and to the Company at its principal place of business, or to such other address as either party has specified in writing in a notice given to the other party in accordance with this Section 19.6.
          19.7 Release. The Executive fully, finally and forever releases and discharges the Company and its officers, directors, employees, agents, pension or benefit plans, administrators, fiduciaries, subsidiaries and affiliates, and each of them, of and from all manner of actions, suits, liens, debts, dues, damages, claims, judgments, bonds, executions, demands or liabilities of whatever nature, kind or description whatsoever, known or unknown, whether suspected or unsuspected, and accruing or arising prior to the Effective Date.
          19.8 Entire Agreement. This Agreement and the Indemnification Agreement together constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior or simultaneous representations, discussions, negotiations, and agreements between the parties, whether written or oral.
          19.9 Amendment, Modification. This Agreement may be amended or modified only in a writing signed by the Executive and the Company upon the prior written consent of the Compensation Committee.
          19.10 Company Policies. The personnel policies and procedures established by the Company for its employees from time to time shall apply to the Executive; provided, however, that to the extent any provision of any such personnel policy or procedure differs from the terms of this Agreement, the terms of this Agreement shall govern.
          19.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. Signatures by facsimile and other electronic means shall be valid and enforceable.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Executive Employment Agreement, to be effective as of the Effective Date set forth above.

Akorn, Inc.
By:	/s/ John N. Kapoor

John N. Kapoor, Ph.D.
Chairman of the Board

The Executive

/s/ Arthur S. Przybyl

Arthur S. Przybyl

Exhibit A
See attached form of Election Pursuant to Internal Revenue Code Section 409A

Election Pursuant to Internal Revenue Code Section 409A
     This Election Pursuant to Internal Revenue Code Section 409A (this “Election”) is made in connection with that certain Executive Employment Agreement (the “Agreement”), dated as of ___, 2006 (the “Effective Date”), between Akorn, Inc. (the “Company”), and Arthur S. Przybyl (the “Executive”), which is to be executed on or about the Effective Date.
     The Executive hereby makes the following irrevocable elections in accordance with and pursuant to Section 409A of the Internal Revenue Code and its underlying Treasury regulations (“Section 409A”):
     1. Initial Election: The Executive hereby defers all “separation pay” owed to him by the Company under the terms of the Agreement. For purposes of this Election, the term “separation pay” shall be defined in accordance with Section 409A.
     2. Specified Distribution Date: The Executive hereby designates the distribution date of the separation pay to be in accordance with the time and manner as specified in the Agreement.
     3. Subsequent Election: The Executive hereby agrees to make any subsequent election, if any, in accordance with Section 409A.
     IN WITNESS WHEREOF, this Election Pursuant to Internal Revenue Code Section 409A is made and entered into as of ___, 2006. *
EXECUTIVE:

Arthur S. Przybyl
* This Election must be signed prior to the signing of the Agreement.

Exhibit B
See attached copy of Indemnification Agreement, dated as of May 15, 2003

INDEMNIFICATION AGREEMENT
     THIS AGREEMENT is made this 15th day of May, 2003 between Akorn, Inc., a Louisiana corporation (the “Company”), and Arthur S. Przybyl (“Indemnitee”).
Recitals.
     A. Indemnitee is an executive officer of the Company and in such capacity is performing valuable services for the Company.
     B. The Bylaws of the Company provide for the indemnification of its officers and directors as permitted by the General Corporation Law of the State of Louisiana (the “State Law”). Such Bylaws and the State Law specifically provide that they are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of its Board of Directors and its executive officers with respect to indemnification of such directors and officers.
     To induce Indemnitee to continue to serve as an executive officer of the Company, the parties hererto hereby agree as follows:
     1. Intentionally Omitted.
     2. Additional Indemnity. Subject to Section 3 below, the Company further agrees to hold harmless and indemnify the Indemnitee against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action brought in the right of the Company) to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Indemnitee executes, submits to or files with the U.S. Securities and Exchange Commission any certifications pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 or Rule 13(a)-14 promulgated under the Securities Exchange Act of 1934.
     3. Limitations on Additional Indemnity. No indemnity pursuant to Section 2 of this Agreement shall be paid by the Company (a) to the extent Indemnitee is indemnified pursuant to any policy of directors and officers liability insurance purchased and maintained by the Company or (b) on account of Indemnitee’s conduct which is finally adjudged by a Court having jurisdiction in the matter to have been knowingly fraudulent, deliberately dishonest, willful or intentional misconduct; or (c) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is unlawful. In no event shall the additional indemnity provided herein apply to any certifications executed, submitted to or filed with the U.S. Securities and Exchange Commission pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 or Rule 13(a)-14 promulgated under the Securities Exchange Act of 1934 covering periodic reports for any period throughout which the Chief Financial Officer of the Company reports on financial and accounting matters directly to Indemnitee (each, an “Excluded Period”).
     4. Contribution. If for any reason the indemnification provided for in this Agreement is unavailable to the Indemnitee or is insufficient to hold

Indemnitee harmless as contemplated by this Agreement, then the Company shall contribute to the amount paid or payable by the Company to any Indemnitee as a result of such loss, claims, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and the Indemnitee, but also the relative fault of the past or present employees, officers, directors and agents and contractors of the Company and the Indemnitee, as well as any other relevant equitable considerations. Absent a final decision by a Court having jurisdiction in the matter to the contrary, the applicable contributions shall be 99% by the Company and 1% by the Indemnitee.
     5. Continuation of Indemnity. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a director, officer, employee or agent of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit, proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Indemnitee executed, submitted to, or filed a certification with the U.S. Securities and Exchange Commission pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 or Rule 13(a)-14 promulgated under the Securities Exchange Act of 1934 other than for an Excluded Period.
     6. Notification and Defense of Claim. Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof:
     (a) The Company shall be entitled to participate therein at its own expense;
     (b) Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably acceptable to Indemnitee. After notice from the Company to Indemnitee of its election so to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal or other expense subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ counsel of his own choice in such action, suit or proceeding, provided that the fees and expenses of any such counsel incurred after notice from the Company of its assumption of the defense thereof shall be the sole obligation of Indemnitee unless (i) the employment of such counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action, or (iii) the Company shall not have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of such counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) above; and
     (c) The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor

Indemnitee will unreasonably withhold, delay or condition their consent to any proposed settlement.
     7. Advancement and Repayment of Expenses. Expenses incurred by Indemnitee in defending any action, suit or proceeding referred to in Section 2 of this Agreement shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined in a final decision by a Court having jurisdiction in the matter that the Indemnitee is not entitled to indemnification by the Company for such expenses. Indemnitee agrees to reimburse the Company in accordance with any such undertaking.
     8. Enforcement.
     (a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Company hereby in order to induce Indemnitee to continue as an officer of the Company, and acknowledges that Indemnitee is relying upon this Agreement in continuing in such capacity.
     (b) In the event Indemnitee is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, the Company shall reimburse Indemnitee for all of Indemnitee’s reasonable fees and expenses in bringing and pursuing such action (including attorneys’ fees at any stage including on appeal).
     9. Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others. If any provisions hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.
     10. Governing Law; Binding Effect; Amendment.
     (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Louisiana.
     (b) This Agreement shall be binding upon Indemnitee and upon the Company and its successors and assigns including any purchaser of all or substantially all of the assets of the Company, and shall inure to the benefit of Indemnitee, his heirs, personal representatives and assigns and to the benefit of the Company and its successors and assigns including any purchaser of all or substantially all of the assets of the Company.
     (c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

AKORN, INC.		INDEMNITEE:

By:	/s/ Bernard J. Pothast	/s/ Arthur S. Przybyl

	Bernard J. Pothast	Arthur S. Przybyl
Chief Financial Officer

Schedule 1
Terms and Conditions of Initial Equity Grant
(i) 250,000 shares of Restricted Stock on April 20, 2006
Grant of Restricted Stock as defined in the Stock Option Plan
Vesting:
50% (125,000 shares) to vest on the one-year anniversary of the date of grant.
25% (62,500 shares) to vest on the two-year anniversary of the date of grant.
25% (62,500 shares) to vest on the three-year anniversary of the date of grant.
In all other respects, grant to conform with the terms and conditions of the Stock Option Plan
(ii) 500,000 common stock options on April 20, 2006
Grant of Non-Qualified Stock Options as defined in the Stock Option Plan
Vesting:
25% (125,000 options) to vest immediately upon grant.
25% (125,000 options) to vest on the one-year anniversary of the date of grant.
25% (125,000 options) to vest on the two-year anniversary of the date of grant.
25% (125,000 options) to vest on the three-year anniversary of the date of grant.
Exercise price:
Fair Market Value, as defined in the Stock Option Plan (being the closing sales price as quoted on the date of grant, or $5.05 per share).
Term:
Five years from the date of grant
(iii) 400,000 common stock options on January 1, 2007
Grant of Non-Qualified Stock Options as defined in the Stock Option Plan
Vesting:
25% (100,000 options) to vest immediately upon grant.
25% (100,000 options) to vest on the one-year anniversary of the date of grant.
25% (100,000 options) to vest on the two-year anniversary of the date of grant.
25% (100,000 options) to vest on the three-year anniversary of the date of grant.
Exercise price:
Fair Market Value, as defined in the Stock Option Plan (being the closing sales price as quoted on the date of grant).
Term:
Five years from the date of grant

Schedule 2
Benefits Provided to Executive
Medical
Akorn has contracted with Private Health Care Systems (PHCS), a Preferred Provider Organization (PPO) that offers an extensive network of medical providers. The Executive may access both family doctors as well as specialists directly. Coverage for treatment within the network is extensive. Deductibles are $250/500 individual/family and out-of-pocket maximums are $750/1,500. Physician visit co-payment is $15. (Preventive Care and Routine Well Child Care are 100% after co-payment) Emergency Room co-payment is $50. Out of network hospital deductible is $200 and out of network Emergency Room deductible is $100.
Treatment by out-of-network providers is also covered, with a $1,000/2,000 deductible and $2,500/5,000 out-of-pocket maximum and 65% coverage after deductible. Non-network emergency facility charges for emergencies while traveling more than 100 miles from home are covered at network rates until the patient can safely be moved to a network facility.
Scheduled, non-emergency hospital admission requires PPO pre-admission approval. Emergency admission (including childbirth) requires approval within 48 hours after admission. Otherwise there is a $300 penalty.
Akorn assumes the portion of premiums that would otherwise be paid by the Executive.
Annual Executive Physical Program
Akorn assumes the cost of comprehensive annual executive physical examinations at Lake Forest Hospital. This will include age and gender specific additional tests based on risk factors.
Dental
Dental coverage begins after a $50/150 deductible. Preventive care (oral exams, cleaning and x-rays once every 6 months) is covered at 100%, with no deductible. Basic procedures (fillings, extractions and oral surgery) are covered at 80% after deductible and major procedures (periodontal, crowns, bridges and dentures) at 50%. Annual limit per person for all non-orthodontia procedures is $1,750. Orthodontia is covered at 50% after deductible up to $1,750 lifetime. There is no network, so coverage is the same for all providers. Akorn assumes the portion of premiums that would otherwise be paid by the Executive.
Vision
$50 for an eye exam every 12 months, $100 for lenses and $100 for frames every 12 months.
Prescription Drugs
Prescription drugs are purchased with an authorizing card or through mail order supply. Cost is as follows. Tier One Medications (Generics): $5 retail copay, $10 mail order copay. Tier Two Medications (Preferred Brands): $30 retail copay, $60 mail order copay. Tier Three Medications (Non-Preferred Brands) $45 retail copay, $90 mail order copay. OTC Claritin and OTC Prilosec: $0.

Life Insurance and AD&D
Subject to availability from a provider reasonably acceptable to the Board and subject to qualification, Akorn shall provide basic life insurance at no cost to the Executive in the amount of $1,000,000.
Additional life and AD&D coverage may be purchased by the Executive under Akorn’s voluntary life insurance plan.
Business Travel Insurance and Travel Assistance
Under a policy with AIG Life Inc. (or other provider reasonably acceptable to the Board), subject to availability from the provider and subject to qualification, Akorn shall provide Business Travel Insurance at no cost to the Executive that insures life of Executive at 2X then-current Base Salary while traveling anywhere on Akorn business and additional insurance for family members if they are traveling with the Executive.
AIG International Services offers various travel services for domestic and international travel such as pre-departure passport/visa and immunization requirements, lost baggage/passport/ticket assistance, medical evacuation and emergency support, legal assistance and emergency cash.
Employee Assistance Program (EAP)
Akorn has contracted with Workplace Solutions L.I.C. to offer an Employee Assistance Program. Their staff assists employees on a strictly confidential basis in developing problem-solving strategies on issues such as chemical dependency, legal, financial, emotional, marital and relationship difficulties. They also provide a variety of other miscellaneous services to help employees with personal needs.
Health and Fitness Centers
Buffalo Grove employees may use Akorn’s corporate membership at Highland Park Health and Wellness Center, a health evaluation and fitness center associated with Highland Park Hospital. Akorn pays for the full health evaluation by professional trainers and technicians that is conducted upon joining. Additionally, Akorn pays the monthly membership fee.
Decatur employees have access to a health and fitness center, the Decatur Athletic Club. There is no enrollment fee. Akorn pays the membership fee while the employee is actively employed.
Paid-Time-Off (PTO)
PTO may be used for any reason, including vacation, sick or personal days. PTO time may be taken in the same calendar year in which it is earned. Unused, rolled-over PTO must be taken the next calendar year and there is no compounding from year to year. The Executive shall be eligible for PTO as set forth in the Agreement.
Company Holidays
Akorn schedules 10 company-wide holidays each year.

Short- and Long-Term Disability Coverage
Akorn shall provide Executive with short-term disability coverage at 66-2/3% of base pay, subject to availability from a provider reasonably acceptable to the Board and subject to qualification. Short-term disability coverage begins after five continuous working days of absence and continues for the duration of the ailment, to a maximum of 26 weeks.
Akorn shall provide Executive with long-term disability coverage at 60% of base pay, subject to availability from a provider reasonably acceptable to the Board and subject to qualification. Long-term disability begins at the end of the 26-week short-term disability coverage period.
Worker’s Compensation
Akorn shall provide Worker’s Compensation Insurance in accordance with applicable law.
Smart Choice! Akorn’s 401(K) Retirement Savings Program
The Executive may defer up to 100% of gross compensation, subject to maximum amount limits ($15,000 for 2006) and other applicable laws. (Participants who are over 50 have higher limits). Akorn matches $0.50 per dollar for the first 6% saved. Rollovers from 401(K) plans with former employers are accepted at any time.
ING manages this program. Smart Choice! offers a variety of diversified investment options, including a self-directed brokerage option, and web based access, information and change options.
Flexible Spending Accounts
The Executive may establish a pre-tax spending account for eligible health care and dependent care expenses that aren’t covered elsewhere. For the health care account, the Executive may save up to $3,000 a year and for the dependent care account as much as $5,000 a year. Unused savings cannot be returned nor carried over into the next year nor can money be transferred from one account to the other.
Tuition Reimbursement
Akorn will reimburse up to $5,250 per calendar year for the costs (tuition, books and registration fees) of attending school to pursue any bachelor’s degree or a graduate degree that is related to the Executive’s professional career at Akorn. Eligibility begins after 6 months of employment. Pre-approval is required. Upon voluntary termination, any tuition reimbursement monies paid within the previous 12 months must be returned to Akorn.
Direct Deposit
Akorn offers Direct Deposit of paycheck into one or several accounts at financial institutions of the Executive’s choosing. This allows electronic payroll funds transfer directly to checking accounts, savings account and/or investment accounts.
Professional Financial Planning
Akorn offers Professional Financial Planning services on an individualized basis.